EXHIBIT 23.2

                   CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Corgenix Medical Corporation:


We consent to the incorporation by reference in the registration statement on Form S-8 of Corgenix Medical Corporation of our report dated October 23, 1998, relating to the consolidated balance sheets of Corgenix Medical Corporation and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended which report appears in the June 30, 1998 annual report on Form 10-KSB/A-1 of Corgenix Medical Corporation.



KPMG Peat Marwick LLP


Boulder, Colorado,
December 10, 1998


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